Exhibit 10.6F

SIXTH AMENDMENT to LEASE AGREEMENT DATED

DECEMBER 31, 2001

[Canopy Properties, Inc. / Altiris, Inc.]

This SIXTH ADMENDMENT is entered into as of the fifth (5th) day of May, 2004 between Canopy Properties, Inc. (“Landlord”) and Altiris, Inc. (“Tenant”).

Whereas Landlord and Tenant entered into a Lease dated December 31, 2001, first amended 12 September 2002, and again 31 March 2003, 20 May 2003, 31 Oct 2003, and 23 Jan 2004 for the purpose of increasing the premises, Landlord and Tenant hereby agree to further amend the Lease as follows:

1.1 Effective May 14, 2003, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 3,150 rentable square feet of additional space (Additional Premises) identified as Suite 240, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 66,289 rentable square feet.

1.2 These Additional Premises, shall be leased at the rate of $4,935 per month, operating expenses as outlined in Paragraph 29 of the Lease included, for a minimum of three (3) months, at which time the lease will continue on a month to month basis through the earlier of [a] December 31, 2004, or [b] the further occupancy of the area by Tenant per the Fifth Lease Amendment. For purposes of clarification, the provisions of Sections 2.1-2.4 of the Fifth Lease Amendment shall not apply to Tenant’s occupancy of the Additional Premises (as defined in Section 1.1 above) through December 31, 2004.

1.3 Tenant’s percentage share of total building operating cost during the time of occupancy of the Additional Premises will be increased from 71.65 % to 75.22%.

All other terms, conditions and provisions of said Lease, including the ending date of the initial term of the Lease, shall remain in full force and effect.

LANDLORD: Canopy Properties, Inc.		TENANT: Altiris, Inc.

By:	/s/ Boyd Worthington	By:	/s/ Stephen C. Erickson

Its:	VP, Real Estate Development	Its:	VP & Chief Financial Officer